Exhibit 10.3

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this "Agreement") is made and entered into as of March 2, 2016, by and between GENBAND Management Services Corp., a Delaware corporation (the "Company"), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares ("Cayman Holdings"), GENBAND US LLC, a Delaware limited liability company ("GENBAND LLC"), GENBAND lnc., a Delaware corporation ("Holdco", and together with the Company, Cayman Holdings and GENBAND LLC, the "GENBAND Parties”), and Steven Bruny (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is an employee of the Company;

WHEREAS, the Executive is expected to make major contributions to the profitability, growth and financial strength of the Company:

WHEREAS, the Company desires to assure itself of present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive; and

WHEREAS, the Company desires to provide additional inducement for the Executive to remain in the ongoing employ of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.    Certain Defined Terms. In addition to terms defined elsewhere herein, the following capitalized terms have the following meanings when used in this Agreement:

(a) "Base Pay” means the Executive's annual fixed or base compensation, as determined from time to time by Cayman Holdings, whether acting through its Board of Directors (the "Cayman Board") or a committee thereof, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the GENBAND Entities.

(b) "Change in Control" shall mean the consummation of any transaction or series of related transactions, pursuant to which any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended), other than OEP or another GENBAND Entity, acquires (i) directly or indirectly more than 50% of the equity securities of any GENBAND Principal Entity, entitled to vote (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the applicable GENBAND) Principal Entity's equity or otherwise), or (ii) directly or indirectly all or substantially all of the assets of any GENBAND Principal Entity and its subsidiaries, in each case the occurrence of which shall be determined by the board of directors, the board of managers or the managing member, as applicable, of such GENBAND Principal Entity; provided, that for the purposes of clause (i), voting securities of Cayman Holdings shall be deemed to refer to the fully diluted beneficial ownership of the outstanding voting securities of Cayman Holding taking into account the equity ownership of Cayman Holdings and Holdco.    By way of example, for the purposes of clause (i) of the immediately preceding sentence if Holdco holds 25% of the outstanding voting securities of Cayman Holdings, and if Person X holds 20% of the outstanding voting securities of Holdco on a fully diluted basis, then Person X sha11 be deemed to hold 5% of the outstanding Cayman Holdings voting securities.

(c) "Code" means the Internal Revenue Code of 1986, as amended.

(d) “Disability" means (i) the Executive's inability to regularly perform the essential functions of the Executive's position, with or without accommodation, due to physical or mental incapacity or illness, for a period of ninety (90) days in the aggregate in any consecutive twelve (12) month period unless otherwise prohibited by federal, state, or local law or ordinance, (ii) for a reason specified in clause (i), the Executive is receiving income replacement benefits for a period of not less than three (3) months under a GENBAND Entity accident or health plan, (iii) a determination by the Social Security Administration that the Executive is totally disabled or (iv) a determination that the Executive is eligible for disability benefits under a long-term disability plan of a GENBAND Entity that provides coverage to the Executive; but only if such plan bases disability eligibility on criteria that comply with clauses (i), (ii) or (iii) above.

(e) "For Cause" means, termination of the employment of the Executive by the Company if the Executive is guilty of (i) bribery in violation or the GENBANO Code of Business Conduct and Ethics and/or local law and regulation including, without limitation, the UK Bribery Act, (ii) engaging in acts in the course of his employment with any GENBAND Party that constitute theft, fraud or embezzlement, (iii) intentional or negligent misconduct which materially and adversely affects any GENBAND Entity and which is not cured within thirty (30) days following receipt of written notice of such misconduct, (iv) unauthorized disclosure of proprietary information of a material and confidential nature relating to any GENBAND Entity, which unauthorized disclosure bas a material adverse effect on any GENBAND Entity, (v) material violation of any GENBAND Party policy, agreement or procedure which is not cured within thirty (30) days following receipt of written notice of same, (vi) excessive absenteeism, (vii) material neglect of duty, (viii) failure to perform the duties of the Executive's position to the satisfaction of the Cayman Board, which is not cured within thirty (30) days following receipt or written notice of same, (ix) insubordination or failure to perform and carry out any directive of the Cayman Board, (x) alcohol or substance abuse, (xi) being convicted of a felony or pleading no contest" to a felony charge, or (xii) failing to cooperate with the GENBAND Entities and/or their professional advisors in any investigation (whether internal or external) or any formal legal or investigative proceeding. The determination of whether a termination of the Executive is For Cause shall be made by the Cayman Board or a committee thereof and written notice specifying the reason(s) therefore shall be delivered to the Executive as promptly as practicable following such determination.

(f) "GENBAND Entity'' means the Company, Holdco, Cayman Holdings, and, as the context may require, their direct and indirect wholly-owned subsidiaries.
(g) “GENBAND Principal Entity” means any of Holdco, Cayman Holdings or GENBAND LLC.
(h) "OEP” means (i) One Equity Partners lll, L.P., OEP lll Co-lnvestors L.P and OEP II Partners Co-Invest L.P. and OEP GB Holdings (together, the '"OEP Holders"), and (ii) any corporation, partnership, limited liability company or other entity that is an affiliate of any OEP Holder (including without limitation any applicable co-invest vehicle).
(i) "Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

j) "Section 409A” means Section 409A of the Code, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder.

(k) "Separation from Service Date" means the date of termination of the Executive’s employment (within the meaning of the Department of Treasury Regulation l.409A-l(h)(l)(ii)).

(l) "Specified Employee" means a key employee of a GENBAND Entity, within the meaning of the Department of Treasury Regulations 1.409A·l(i), on the individual's Separation from Service Date. The determination of whether the Executive is a Specified Employee shall be made by the Cayman Board (or its designee) in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, the Department of Treasury Regulation 1.409A-l (i) and any successor provision thereto).

(m)     "Term" means the period commencing as March 2, 2016 and expiring as of the close of business on March 2, 2020; provided, however, that commencing with March 2, 2020 and on each March 2 thereafter ("Extension Date"), the Term shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party hereto 90 days’ prior written notice before the next Extension Date that the Term shall not be so extended.

(n)     “Termination Date” means the date of the termination of the Executive’s Employment.

2.    Termination of Employment

(a) The Executive's employment may be terminated by the Company at any time and for any reason. If, during the Term and within six (6) months following the occurrence of a Change in Control, the Executive's employment is terminated by the Company, other than (i) For Cause or (ii) as a result of the Executive's death or Disability, the Executive will be entitled to the compensation and benefits provided under Section 3 hereof.

(b)     The Executive may terminate his employment with the Company at any time and for any reason. Upon the occurrence of one or more of the following events (hereinafter, a “Good Reason”) during the Term (regardless of whether any other reason for such termination exists or has occurred, including without limitation, other employment) and within six (6) months following the occurrence of a Change in Control, the Executive may terminate his employment with the Company and receive the compensation and benefits provided under Section 3 hereof:

(i)     (A) a material reduction in the Executive's Base-Pay, except in cases where any such reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; or (B) the termination, elimination or denial of the Executive's rights to material employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate), except in cases where any such termination, elimination, denial or reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree;

(ii)     The imposition of any requirement that the Executive relocate his home or principal resident to any location (A) outside of the United States, or (B) in the United States which is more than thirty (30) miles away from any metropolitan area in which the Company conducts, or has taken significant steps to conduct, operations as of the date of imposition of such requirement; or

(iii) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any other GENBAND Party or any successors thereto.

(c) A termination of the Executive's employment for Good Reason shall not be deemed to occur unless the Executive (i) provides written notice to the Company, or any successor, of the existence of the occurrence of an event or condition described in Section 2(b) not later than sixty (60) days after the initial existence of the event or condition, which notice shall provide the Company, or any successor, a period of at least thirty (30) days to remedy the event or condition before a Good Reason basis for termination shall exist hereunder and (ii) terminates his employment for Good Reason based on the event or condition described in Section 2(b) prior to the second anniversary following the initial existence of such event or condition.

(d) A termination of the Executive's employment by the Company pursuant to Section 2(a) or by the Executive for Good Reason pursuant to Section 2(b) will not affect any rights the Executive may have pursuant to any agreement, policy, plan, program or arrangement of any GENBAND Entity providing employee benefits, which rights: shall be governed by the terms thereof.

3.    Compensation and Benefits

(a) If, during the Term and within six (6) months following the occurrence of a Change in Control, the Company terminates the Executive's employment (other than for Cause or le; a result of the Executive's death or Disability) pursuant to Section 2(a). or the Executive terminates his employment for Good Reason pursuant to Section 2(b):

(i)     the Company shall (subject to Section 3(b) below):

(A) pay or cause to be paid to the Executive a lump-sum payment. within ten (10) calendar days of the Termination Date, in an amount equal to the sum of (x) any unpaid Base Pay through the Termination Date and (y) payment in respect of any accrued but unused paid time off or sick pay, and (z) payment in respect of any reasonable business expenses incurred (and properly submitted for reimbursement) but not reimbursed prior to the Termination Date; and

(B) during the period beginning on the Termination Date and ending on the six (6) month anniversary of the Termination Date pay to the Executive, in accordance with the Company's normal payroll practices in effect on the Termination Date, an amount (the “Severance Payment”) equal to:

(x) 50% of the Executive’s Base Pay in effect on the Termination Date (or in effect immediately prior to any reduction contemplated by Section 2(h)(i)(A) hereof, whichever is higher). For the sake of clarity, Executive will continue to receive an amount equal to his monthly salary in effect on the Termination Date (or in effect immediately prior to any reduction contemplated by Section 2(b)(i)(A) hereof, whichever is higher) for six (6) months following his separation from the Company;

(y) under all circumstances, any other compensation or benefits which may be owed or provided to or in respect of the Executive in accordance with the terms and provisions of any plans or programs of the GENBAND Entities, provided, however, that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring on or after the sixtieth (60th) day following the Termination Date (such payroll date, the “First Payment Date") shall instead be paid on the First Payment Date, and provided, further, that if the Executive is a Specified Employee, except to the extent that any amounts payable to the Executive as a Severance Payment are not treated as deferred compensation under Section 409A, such as, for example, certain payments pursuant to a separation pay plan, the Severance Payment shall not be provided to the Executive until the earlier of (I) the expiration of the six (6)-month period measured from the Separation from Service Date and (II) the date of the Executive's death. All payment delayed pursuant to this paragraph shall be paid, with interest thereon calculated at the "prime rate," as quoted from time to time during the relevant period in the Southwest Edition of the Wall Street Journal, on the first day of the seventh month following the Executive's Separation from Service Date (or the date of the Executive’s death, if earlier), and all remaining payments due pursuant to this Agreement shall be paid as otherwise provided herein; and

(ii)     for six (6) months following the Termination Date, the Executive shall be entitled to reimbursement for, or payment by or on behalf of the GENBAND Entities or any successor entities of, the premium cost for such group health plan coverage for which the Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (and which the Executive properly and timely elects to receive with respect to the Executive or any Qualified Beneficiary (as defined in COBRA) whose continued coverage under such GENBAND Entity group health plan is continued and whose coverage derives from being the spouse or a dependent of the Executive) for so long as the Executive or, as appropriate, such Qualified Beneficiary, remains eligible for continuation coverage as contemplated pursuant to COBRA and the relevant group health plan of the GENBAND Entities, but in no event longer than six (6) months. If and to the extent that any health or welfare benefit described in this Section 3(a)(ii) cannot be paid or provided under any applicable law or regulation, or under the terms of any policy, plan, program or arrangement of the GENBAND Entities, then the GENBAND Parties will take all action necessary to ensure that such benefit is provided through other means to the Executive and his Qualified Beneficiaries, as applicable, including the reimbursement to the Executive of the costs incurred by the Executive's to purchase such benefits personally. The GENBAND Parties shall at the same time as any such action (including payment of any reimbursement) make any payment that may be necessary to ensure that the Executive's after-tax position with respect to any health and welfare benefits received pursuant to this Section 3(a)(ii) is not worse than the Executive's after-tax position in the event such benefits had been provided to the Executive while he was employed by the Company. Any such reimbursement or in-kind benefits provided under this Agreement shall be made or provided by the GENBAND Parties on or before the last day of the Executive's taxable year following the taxable year in which the expenses are incurred, and shall also satisfy all other requirements of the regulations under Section 409A with respect to any such reimbursements. The amount of any such expenses reimbursed or in-kind benefit provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit.

(b) The GENBAND Parties obligations pursuant to this Section 3 (other than under Section 3(a)(i)(A)) shall be conditioned upon (i) the Executive's termination of employment constituting a "separation from service'" within the meaning of Department of Treasury Regulation 1.409A-I(h) and (ii) the Executives execution and delivery of a release, in substantially the form attached hereto as Exhibit A, on or prior to the 60th day following the Termination Date, which has not been revoked by the Executive prior to, and cannot be revoked by the Executive after, such 60th day. Further, for purposes of Section 409A, the Executive's right to receive installment payments pursuant to this Section 3 shall be treated as a right to receive a series of separate and distinct payments.

4. Confidentiality.

(a) Confidential Information. The Executive acknowledges and agrees that during his employment with the Company, he will have access to and acquire Confidential Information regarding the business of the GENBAND Entities that is not generally available to the public. In order to assist the Executive with his duties, the GENBAND Parties promise to provide the Executive with Confidential Information regarding the business of the GENBAND Entities that is not generally available to the public and that, if disclosed, could put the Company at an unfair competitive disadvantage. For purpose of this Agreement, ''Confidential Information" means any information or material (i) generated, collected, or used by any GENBAND Entity that relates to its actual or anticipated business or research and development, or (ii) suggested by or resulting from work assigned to and for performed by Executive for or on behalf of any GENBAND Entity, including without limitation information and materials relating to their financial performance, financial statements and reports, financial projections, accounting methods and information, business plans, strategic plans, plans regarding their future growth, development and projects, marketing plans, sales methods and strategies, products, pricing strategies, price lists, customer contacts, customer lists, customer information (including, without limitation, customer methods of operation, requirement, preferences and history of dealings with the GENBAND Entities), vendor lists, vendor information (including, without limitation, their history of dealings with the GENBAND Entities), employee files, employee compensation, skills, performance and qualifications of personnel of the GENBAND Entities, trade secrets, inventions (whether patented or unpatented), copyrights, service marks, know-how, algorithms, computer programs, computer code and related documentation, processes, methods, formulas, research, development, licenses, permits, and compilations of any of the foregoing information relating to the actual or anticipated business of the GENBAND Entities. The Executive agrees and acknowledges that substantial time, labor, skill and money have been and will be invested in developing the Confidential Information and that the protection and maintenance of this Confidential Information constitute legitimate interests to be protected by the GENBAND Entities and by the covenants set forth in this Section 4 and in Section 5.

(b)     Non-Disclosure. As a material inducement to the (GENBAND Parties to enter into this Agreement, and to pay to the Executive the compensation set forth herein, the Executive agrees that, both during the Executive's employment with the Company and at any time thereafter, the Executive shall preserve in strictest confidence, and shall not disclose, copy or take away, either directly or indirectly, or use for the Executive's own benefit or the benefit of any third party, any Confidential Information of the GENBAND Entities, or any confidential or proprietary information or material received by the GENBAND Entities. Except as required in the ordinary course of the Executive's employment for the benefit of the GENBAND Entities. All documents, records, files, computer programs, electronic data, and tangible items and materials containing or embodying any Confidential Information, including all copies thereof, whether prepared by the Executive or by others, are the property of the applicable GENBAND Entity and shall immediately be returned to such GENBAND Entity upon termination of the Executive’s employment with the Company (voluntary or otherwise), or at any time upon a GENBAND Entity's request, and no copies thereof shall be kept by the Executive.

(c)      Non-Disclosure of Confidential Information of Third Parties.    The Executive shall not use or disclose to other employees of any GENBAND Entity, during or following his employment with the Company, information belonging to any third parties which the Executive knows, or should reasonably be expected to know, is confidential unless written permission been given by such third parties to the applicable GENBAND Entity to allow the GENBAND Entity to use and/or disclose such information; provided that, notwithstanding the foregoing, the Executive shall be entitled to us: or disclose such confidential information to other employees of any GENBAND Entity as required by law or applicable attorney rules of professional conduct.

5.    Non-Competitive and Non-Solicitation. The Executive agrees as follows:

(a) Non-Competition. For purposes of this Section 6, a “Competitive Business” shall mean any business engaged in the supply of IP gateways. switching product, session border controllers or FMC security solutions or similar products, and any other business that is substantially similar to any business that any GENBAND Entity is engaged in on, or has taken active steps to engage in by, the Termination Date. The Executive acknowledges that the services the Executive is to render are of a special and unusual character with a unique value to the GENBAND Parties, the loss of which cannot adequately be compensated by damages in action at law. In view of the unique value to the GENBAND Parties of the services of the Executive, in consideration of the GENBAND Parties' agreement to provide the Executive with Confidential Information and other consideration specified herein, and as a material inducement for the GENBAND Parties to enter into this Agreement, the Executive agrees that, during the term of the Executive’s employment with any GENBAND Party, and for a period of six (6) months after the termination of the Executive's employment with all GENBAND Parties, for whatever reason, the Executive shall not, within North America, Europe or the area commonly called the "Asia-Pacific" and "Latin America" regions, directly or indirectly:

(i) provide personal services, as an officer, director, executive, manager, employee, consultant, advisor, independent contractor or otherwise, to a Competitive Business;

(ii) develop, acquire or maintain an ownership interest in a Competitive Business; provided, however, that ownership interest of less than five percent (5%) of the outstanding capital stock of a publicly traded Competitive Business shall not be a violation of this Section 5(a)(ii); or
(iii) offer, develop, or provide any products or services that would constitute a Competitive Business.
(b) Non-Solicitation. For purposes of this Section 5, the term "Customer'' shall mean any Person, firm, corporation, partnership, association or other entity to which any GENBAND Entity provided, or took active steps to attempt to provide products or services during the twelve (12) months prior to the Termination Date with respect to which the Executive possess information that is proprietary or confidential to any GENBAND Entity. During the term of the Executive’s employment with any GENBAND Party and for a period of six (6) months following the termination, for whatever reason, of the Executive’s employment with all GENBAND Parties, the Executive shall not, on behalf of any Competitive Business, directly or indirectly:

(i) take any action to, or do anything reasonably intended to, divert business from any GENBAND Entity or any of their subsidiaries, solicit any Customer or prospective Customer of any GENBAND Entity, or influence or attempt to influence any existing or prospective Customers of any GENBAN'D Entity to cease doing business with a GENBAND Entity, or

(ii) hire, employ, solicit for employment, or attempt to hire, employ, or solicit for employment any employee of any GENBAND Entity or any of its subsidiaries.

(c) Judicial Amendment. The GENBAND Parties and the Executive acknowledge the reasonableness of the agreement set forth in subsections (a) and (b) of this Section 5, including the reasonableness of the geographic area, duration of time and scope of Activity restrained that are specified in this Section 5. The Executive further acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. Notwithstanding the foregoing, if it is judicially determined that any of the limitations contained in subsections (a) or (b) of this Section 5 are unreasonable, illegal or offensive under applicable law(s) (statute, common law or otherwise) and may not be enforced as herein agreed, the Executive and the GENBAND Parties agree that the unreasonable, illegal, or offensive portions of subsections (a) and (b) of this Section 5 shall be and hereby are redrafted to conform with those applicable laws, while leaving the remaining portions of subsections (a) and (b) of this Section 5 intact. By agreeing to this contractual modification prospectively at this time, the Executive and the GENBAND Parties intend to make the agreements contained in subsections (a) and (b) of this Section 5, including but not limited to the covenant not to compete contained in subsection (a), legal under the law(s) of all applicable jurisdictions so that the entire agreement not to compete and/or this entire Section 5 as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modifications shall not affect any payments made to the Executive under this Agreement.

(d)     Notice to Prospective or Subsequent Employers. The Executive shall notify any Person or entity employing the Executive after the Termination Date, or evidencing an intention of employing the Executive after the Termination Date, of the existence and provisions of subsections (a) and (b) of this Section 5 of this Agreement. In addition, the Executive agrees that the GENBAND Parties may notify any Person or entity employing the Executive or evidencing an intention of employing the Executive of the existence and provisions of this Agreement.

6.     Representations of the Executive. The Executive represents that his execution of this Agreement, and performance of the Executives obligations hereunder, will not conflict with, or result in a violation of or breach of, any other agreement to which the Executive is a party or any judgment, order or decree to which the Executive is subject. The Executive certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Executive from complying with the provisions hereof, and further certifies that he will not enter into any such conflicting agreement while employed by any GENBAND Party.

7.    Remedies. The Executive acknowledges that his abilities and the services he will provide to the GENBAND Parties are unique and that his failure to perform his obligations under Sections 4 and 5 of this Agreement would cause the GENBAND Parties irreparable harm and injury. The Executive further acknowledges that damages at law will not be an adequate remedy for breach of the covenants contained in Sections 4 and 5, and that the only adequate remedy is one that would prevent him from breaching the terms of Sections 4 and 5. As a result, the Executive and the GENBAND Parties agree that the GENBAND Parties’ remedies may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief or other equitable relief against any threatened or actual breach of Sections 4 or 5 by the Executive (without any requirement to post a bond or other security). The termination of the Executive for any reason shall not be deemed a waiver by the GENBAND Parties of any breach by the Executive of this Agreement or any other obligation owed to the GENBAND Parties, and notwithstanding such a termination, the Executive shall be liable for all damages attributable to such a breach. Nothing contained in this Section 7 shall prohibit the GENBAND Parties from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

8.     Non-Disparagement. The Executive agrees not to, directly or indirectly, either orally or in writing, disparage the GENBAND Parties or any of their affiliates or any of their respective equity holders, affiliates, directors, managers, officers, employees, agents or representatives, or any of their respective financial conditions or operations, or any of their respective products, services or practices.

9.     No Mitigation Obligation. The GENBAND Parties hereby acknowledge that it will be difficult and may be impossible for the Executive to find reasonably comparable employment within a reasonable time period following the Termination Date; provided, however, any such difficulty or impossibility shall not prevent the Executive from earning a living. In addition, the GENBAND Parties acknowledge that the GENBAND Entities' severance pay plans and policies applicable in general to their respective salaried employees typically do not provide for mitigation, offset or reduction of any severance payments received thereunder. Accordingly, the payment of the severance compensation by or on behalf of the GENBAND Parties’ to the Executive in accordance with the terms of this agreement is hereby acknowledged by the GENBAND Parties to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation. offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

10.     Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the GENBAND Parties or the Executive to have the Executive remain in the employment of any GENBAND Entity at any time, including, without limitation, prior to or following any Change in Control.

11.    Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold pursuant to any law or government regulation or ruling.

12.    Successors and Binding Agreement.

(a)    The GENBAND Parties will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the respective GENBAND Parties, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the GENBAND Parties would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the GENBAND Parties and any successor to the respective GENBAND Parties, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of a GENBAND Party whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed a "GENBAND Party" for the purposes of this Agreement), but will not otherwise be as assignable, transferable or delegable by a GENBAND Party other than to a subsidiary or affiliate of such GENBAND Party.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligation s hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the GENBAND Entities shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13.     Notices. For all purposes of this Agreement (except as otherwise expressly provided in this Agreement with respect to notice periods), all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or ten (10) business days after having been mailed by United States registered or certified mail. return receipt requested, postage prepaid, or five (5) business days after having been sent by a nationally recognized overnight courier- service such as Federal Express or UPS, addressed to the Company (for the GENBAND Parties) at 2801 Network Blvd., Suite 300, Frisco, Texas 75034 (to the attention of the President of the Company) and to the Executive at the Company's address, with a copy to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance her with except that notices of changes of address shall be effective only upon receipt.

14.    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of cont1ict of laws of such State or any other jurisdiction.

15.     Validity. If any provision of this Agreement or the application or any provision hereof to any Person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other Person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the GENBAND Parties. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that the Company shall be the legal employer of the Executive and this Agreement shall be interpreted accordingly.

17.    Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any dispute, controversy or claim submitted for resolution shall be submitted to one neutral arbitrator agreed to by the parties, who shall have the authority to render a decision in terms of findings of fact and conclusions of law. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Any party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator's finding of fact and conclusions of law will be the same as that applied by the appellate court reviewing a decision of a trial court sitting without a jury. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as is allowed by the arbitrator after the arbitrator hears arguments for and against limits which shall be imposed on discovery by each party in arbitration. The arbitrator shall have full power and authority to limit discovery. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of Civil Procedure. Unless the parties agree otherwise, the parties. the arbitrator, and the American Arbitration Association shall treat the arbitration proceedings, any related discovery, and the decision of the arbitrator, as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of an award, and unless otherwise required by law to protect a legal right of a party. To the extent possible, any specific issues of confidentiality should be raised with and resolved by the neutral arbitrator. The arbitrator shall, in its award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, in such proportions as the arbitrator deems just. The GENBAND Parties shall pay the arbitrator's fees and expenses.

18.    Section 409A. The GENBAND Parties and the Executive acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof. For the avoidance of doubt, the Executive shall not be entitled to any severance benefits that are otherwise subject to Section 409A hereunder unless he has incurred a termination of his employment under Department of Treasury Regulation l.409A-l(h)(l)(ii). Notwithstanding any provision of this Agreement to the contrary, in the event that the GENBAND Parties determine that any amounts payable or provided hereunder will be immediately taxable to the Executive under Section 409A, the GENBAND Parties reserve the right to (without any obligation to do so or to indemnify the Executive for a failure to do so) (a) adopt amendments to this Agreement and/or appropriate policies and procedures, including amendments, policies and/or procedures with retroactive effect, that the GENBAND Parties determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the GENBAND Parties and/or (b) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding the foregoing, no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the GENBAND Parties or any of its affiliates, employees or agents.

19.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

20.     Survival. Notwithstanding any other provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 4 through 21, will survive the expiration of this Agreement, any expiration of the Term and the termination of the Executive’s employment for any reason whatsoever.

21.     Entire Agreement. This Agreement and any agreements referenced herein set forth the entire agreement of the parties concerning the subject matter hereof and supersede all prior agreements, arrangements and understandings with respect to such subject matter.

IN WlTNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GENBAND MANAGEMENT SERVICES CORP.

By: /s/ David Walsh
President and CEO

GENBAND US LLC

By: /s/ David Walsh
President and CEO

GENBAND HOLDINGS COMPANY

By: /s/ David Walsh
President and CEO

GENBAND, INC.

By: /s/ David Walsh
President and CEO

/s/ Steven Bruny
Executive

EXHIBIT A

Release

This RELEASE, executed as of , 20 (this "Release"), is made by the undersigned (the "Executive") in favor of GENBAND Management Services Corp., a Delaware corporation (the "Company"), GENBAND Inc., a Delaware corporation ("Holdco"), GENBAND US LLC, a Delaware limited liability company ("GENBAND LLC'), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares ("Cayman Holdings" and together with Holdco, GENBANND LLC and the Company, the '"GENBAND Parties''), and the other “Releasees” (as hereinafter defined). For purposes of this Release, “GENBAND Entities" shall mean the GENBAND Parties and their direct and indirect wholly owned subsidiaries.

WHEREAS, the Executive and the GENBAND Parties have entered into that certain Severance Agreement, dated as of May ___, 2015, (the "Agreement"), pursuant to which, among other things, the Executive is entitled to certain severance, compensation and benefits, subject to the Executive's execution and delivery of this Release;
NOW, THEREFORE, in consideration of the terms and provisions contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive hereby agrees as follows:
1.Release.
(a)     The Executive agrees for himself, the Executive's spouse and child or children (if any), and the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to hereby knowingly and voluntarily release and forever discharge the GENBAND Parties and their subsidiaries and affiliates (within the meaning of Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934. as amended) together with all of their respective future, current and former officers, directors, principals, owners, equity holders, members, general or limited partners, trustees, consultants, agents, attorneys, representatives, employees and representatives of such persons, and each of their predecessors, successors and assigns, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the GENBAND Parties (collectively, the "Releases"), from any and all debt, demands, actions, causes of actions. accounts, covenants, contracts, Agreements, claims, damages, omissions, promises, judgments, rights, equitable relief, penalties, fees, costs, charges, complaints, obligations, promises, controversies, suits, expenses, compensation, responsibility and any and all claims, liabilities and obligations whatsoever, of every name, nature, kind, character and description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, suspected or unsuspected, both in law and equity, which the Executive has ever had, now has, or may hereafter claim to have against the Releases by reason of any matter, cause or thing whatsoever arising out of the Executive's employment with the Company or the other GENBAND Parties (or any subsidiaries thereof), or the termination of the Executive's employment with the Company or the other GENBAND Parties (or any subsidiaries thereof) or the Executive's status at any time as a holder of any securities of the GENBAND Parties (individually, a "Claim" and collectively, Claims"). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims or any type that the Executive may have arising under the common law Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the Texas Commission on Human Rights Act, or the Texas Pay Day Law, each as amended, and any other Federal, state or local statues, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releases and the Executive, provided, however, that this Release shall not apply to or affect or impair (i) Claims for vested benefits pursuant to any GENBAND Entity employee benefit plan and equity plan in which the Executive was a participant before the Termination Date; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the Termination Date; (iii) any Claims that may arise for indemnification of the Executive under any directors and officers or similar insurance, any indemnification agreement between the Executive and a GENBAND Entity or under the GENBAND Entities' Bylaws, Certificate of Incorporation, Memorandum and Articles of Associate, Limited Liability Company Agreement and/or other applicable governing documents; or (iv) any and all Claims to payments. rights and benefits arising under the Agreement (collectively with the Claims specified in clauses (i), (ii) and (iii), the "Excluded Claims").

(b) For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release is intended to include all Claims (other than Excluded Claims), if any, which the Executive may have, including Claims (other than Excluded Claims) that the Executive docs not know or suspect to exist in the Executive's favor against the GENBAND Parties or any other Releasees and that this Release extinguishes those Claims.

(c) The Executive represents and warrants that he has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release. The Executive further represents and agrees that he has not assigned nor transferred or attempted to assign or transfer, nor will the Executive attempt to assign or transfer, to any person or entity not a party to this Release, any of the Claims the Executive is releasing in this Release. Furthermore, by signing this Release, the Executive (i) represents and agrees that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on the Executive's behalf arising out of the matters released herein and (ii) covenants and agrees to refrain from directly or indirectly asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any Claim released or purported to be released hereby.

(d)     The Executive (i) acknowledges that he fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that (A) he is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of the GENBAND Entities or their directors, members, officers, employees, accountants, advisor, attorneys, consultants or other agents and (B) he had the opportunity to consult with an attorney regarding this Release.

2.    Entire Agreement. This Release constitutes the entire agreement and understanding between the Executive and the GENBAND Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Executive and the GENBAND Parties relating to the subject matter hereof (which shall not be deemed to include the Agreement), and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release.

3.     Amendments. This Release may not be modified, amended, supplemented or canceled, except by written instrument executed by the Person(s) against whose interest any of the foregoing shall operate.

4. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas for contracts made and to be fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

5. Defined Terms: Third Party Beneficiaries. Capitalized terms used and not otherwise defined in this Release shall have the respective meanings ascribed to such terms in the Agreement. Each Releasee is expressly intended to be a third party beneficiary of this Release and each may enforce the tem1s and provisions of this Release.

6. Executive Acknowledgements and Representations. The Executive hereby acknowledges and represents that:

(a) The Executive bas been advised in writing to seek the advice of an attorney of his choice prior to signing this Release, has had an adequate opportunity to seek legal counsel of his own choosing and has done so or made a knowing decision not to do so. The GENBAND Parties and the Executive agree that the parties have relied upon the advice of their respective attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of such attorneys. The Executive hereby understands and acknowledges the significance and consequence of this Release and represents that the terms of this Release are fully understood and voluntarily accepted by the Executive.

(b)     The Executive has read this Release and understands all of the terms of this Release, and enters into this Release freely and voluntarily.

(c)     This Release is intended to include in its effect and does include, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time of execution of this Release, and that the terms agreed upon contemplate and extinguish any and all such claims.

(d)     The Executive has been given at least forty-five (45) days to consider and to accept or reject the terms of this Release and any changes to this Release, whether material or immaterial, did not and will not affect or extend such consideration period. The Executive represents and acknowledges that he has considered this Release for forty-five (45) days or waived his right to do so.

(e)    The Executive shall have a period of seven (7) days following the execution of this Release within which to revoke this Release, and that this Release will not become effective or enforceable until this seven (7) day period bas expired. A revocation must be accomplished by hand-delivery of a written notification actually delivered to the Company at the address indicated in Section 13 of the Agreement before the expiration of the seven (7) day period. In the event that the Release is revoked, the GENBAND Parties shall have no obligation to furnish any of the payments and benefits described or provided for in the Agreement. In the event that the Executive receives any consideration pursuant to the Agreement before the GENBAND Parties had notice of the Executive’s revocation of this Release and/or an adequate opportunity to stop disbursement, the Executive agrees to promptly return such consideration to the GENBAND Parties.

(f) Without limiting the generality or scope of the release or claims set forth in paragraph 1 above, Executive knowingly and voluntarily enters into this Release with the purpose of releasing any age discrimination claims he may have under the Age Discrimination in Employment Act against the GENBAND Parties.

[Remainder of page intentionally left blank- signature page follows.]

BY SIGNING BELOW, THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, UNDERSTANDS THIS RELEASE, AND IS VOLUNTARIY ENTERING INTO THIS RELEASE. READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date first above written.

Signature of Executive

Printed Name of Executive